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                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)

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
                                                                                             Six Months Ended
                                                                                         ------------------------
                                                                                         October 26,  October 27,
                                                                                            1994         1993
                                                                                            ----         ----
                                                                                           FY 1995      FY 1994

Primary income per share:
     Net income........................................................................   $ 294,308    $ 345,304
     Preferred dividends...............................................................          33           36
                                                                                         -----------  -----------
     Net income applicable to common stock.............................................   $ 294,275    $ 345,268
                                                                                         ===========  ===========
     Average common shares outstanding and common stock equivalents....................     249,960      257,946
                                                                                         ===========  ===========

     Net income per share--primary.....................................................   $    1.18    $    1.34
                                                                                         ===========  ===========
Fully diluted income per share:
     Net income........................................................................   $ 294,308    $ 345,304
                                                                                         ===========  ===========
     Average common shares outstanding and common stock equivalents....................     249,960      257,946
     Additional common shares assuming:
       Conversion of $1.70 third cumulative preferred stock............................         351          380
       Additional common shares assuming options were exercised
          at the period-end market price...............................................         536          105
                                                                                         -----------  -----------
     Average common shares outstanding and common stock equivalents....................     250,847      258,431
                                                                                         ===========  ===========
       Net income per share--fully diluted.............................................   $    1.17    $    1.34
                                                                                         ===========  ===========
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               All amounts in thousands except per share amounts.

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